Exhibit 10.1

September 22, 2022
Torkel Rhenman
Houston, TX
Dear Torkel:
I am pleased to confirm on behalf of LyondellBasell that your new role will be Executive Vice President, Advanced Polymer Solutions reporting directly to me. This change will be effective October 1, 2022.
Your annualized base salary, incentives (both STI and LTI), prior benefits and perquisites as well as share ownership guidelines remain unchanged.
You will continue to be eligible to participate in the amended and restated Executive Severance Plan (the “Severance Plan”) in accordance with the terms of the Severance Plan and your applicable participation agreement.
Please read, sign, scan and return this letter to Michele Gest at [redacted] to indicate your acceptance as soon as possible.
Congratulations Torkel, I look forward to welcoming you on the Executive Committee as we work together to align our business strategy with execution towards our North Star.

Sincerely,

/s/ Peter Vanacker

Peter Vanacker
Chief Executive Officer

By signature, I acknowledge receipt of this letter and my intent to carry out the work that this new role will involve.

/s/ Torkel Rhenman	September 27, 2022
Signature	Date

Torkel Rhenman
Printed Name

This does not change the existing terms and conditions of your current employment status. This letter is not a contract of employment for any specific or minimum term. Any prior oral or written representations to the contrary are void and our at-will relationship may not be modified except by a formal written employment contract signed by the senior officer for Human Resources at Lyondell Chemical Company.